EXHIBIT 99.1

news release

Enbridge Energy Partners Completes $500 Million Equity Private Placement

HOUSTON, Texas — August 15, 2006 — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners”) announced that today it issued and sold 5.4 million Class C Units to Enbridge Energy Company, Inc., the general partner of Enbridge Partners (the “General Partner”), and 5.4 million Class C Units to CDP Infrastructures Fund G.P., a subsidiary of Caisse de dépôt et placement du Québec, in a private placement at a per unit purchase price of $46.00.  Enbridge Energy Company, Inc. is a wholly owned subsidiary of Enbridge Inc.  The sale of the Class C Units to the General Partner was approved by a committee of independent directors of Enbridge Energy Management, L.L.C. (NYSE:EEQ).

Net proceeds to Enbridge Partners from the Class C Unit private placement, including expenses associated with the sale, are approximately $500 million.  In addition, the General Partner will contribute approximately $10 million to Enbridge Partners to maintain its 2 percent general partner interest.  Enbridge Partners intends to use the net proceeds from the sale to finance a portion of its capital expansion program, including the East Texas and Southern Access expansion projects.  This financing may include the repayment of commercial paper borrowings previously incurred in connection with the capital expansion program.  A portion of these proceeds may be invested in short term investment grade securities.

Until August 15, 2009, the holders of Class C Units will receive quarterly distributions of additional Class C Units with a value equal to the quarterly cash distributions paid to the holders of Class A Common Units.  The value of the additional Class C Units will be based on the market value of the Class A Common Units.

After August 15, 2009, the holders of Class C Units will receive quarterly cash distributions equal to those paid to the holders of Class A Common Units.  After August 15, 2009, the Class C Units will convert into Class A Common Units on a one-for-one basis upon the receipt of approval of the holders of outstanding units in accordance with the then-existing requirements of the principal national securities exchange on which the Class A Common Units are listed.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the limited partner interests described herein.  The limited partner interests have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

For additional details on the offering, please refer to the SEC Form 8-K on our website at: www.enbridgepartners.com.

Enbridge Partners owns the U.S. portion of the world’s longest liquid petroleum pipeline and is active in natural gas gathering, processing and transmission.  Enbridge Energy Management,

L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership.  Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. (www.enbridge.com), is the general partner of Enbridge Partners and holds an approximate 16.6 percent interest in Enbridge Partners following the above noted transaction.

Investor Relations Contact:	Media Contact:
Tracy Barker	Denise Hamsher
Toll-free: (866) EEP-INFO	Tel: (713) 821-2089
Email: eep@enbridge.com	Email: usmedia@enbridge.com